Exhibit 99.1

          Techlabs Announces Investment from Eline Entertainment Group

KNOXVILLE, Tenn., Feb. 15, 2007 -- Techlabs, Inc. (OTC Bulletin Board: TELA) reported it had received an investment from Eline Entertainment Group (OTC Bulletin Board: EEGI - News) of ten million shares (10,000,000) of Eline's common stock in exchange for a ten percent (10%) interest in a subsidiary of Techlabs, through which Techlabs is pursuing certain ventures in the Caribbean basin and South America. Most notable is Techlabs' planned acquisition of a minimum of a 51% interest in Venezuelan-based Corporacion SportAlum C.A. Techlabs recently entered into a letter of intent with the principals of SportAlum and is currently in the midst of a due-diligence effort with respect to the proposed transaction. SportAlum specializes in the fabrication, sale and installation of sport seating solutions for stadiums, arenas and other sports and entertainment facilities.

The investment valued at approximately $1,00,000.00 or $.10 per share as of the closing price of the Eline common stock as of the date of the transaction will be used to facilitate the Company's ventures. The Company noted that the ability of Techlabs to use the investment for the ventures will in part depend upon the value of the Eline common stock at the time of each planned transaction. A decrease in the market value of the investment may impair the ability of the Company to successfully use the investment while an increase in market value may be a benefit.

About Eline Entertainment

Eline Entertainment Group, Inc. provides manufacturing solutions through the design, sourcing and distribution of specialty materials, systems and related supplies. The Company's Storm Depot International subsidiary distributes hurricane protection products, including its proprietary E-Panel, a lightweight translucent hurricane panel, through a network of licensed dealers and independent retailers. The company's dealer outlets offer the public and the contracting trade a one-stop shopping solution for a broad range of hurricane protection and preparedness products.

Eline also holds a controlling interest in the voting securities of CTD Holdings, Inc. (OTC Bulletin Board: CTDH - News), which sells cyclodextrins
(CDs) and provides consulting services in the area of commercialization of cyclodextrin applications. CDs have applications in the areas of biotechnology, cosmetics, foodstuffs, pharmaceuticals, and toxic waste treatment, among others.

About Techlabs

Techlabs is a developer of emerging businesses. The Company's primary focus is centered on developing business opportunities in the Caribbean basin and South America, with an emphasis on the micro-resort segment of the hospitality industry.

This press release contains forward-looking statements, some of which may relate to Techlabs, Inc. and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Techlabs, Inc.'s filings with the Securities and Exchange Commission.